Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

July 30, 2015

CFO Commentary on Second Quarter 2015 Financial Results

and Upward-Revised 2015 Financial Outlook

Related Information

Please reference accompanying financial information in the corresponding quarterly earnings release at http://investor.columbia.com/results.cfm.

Conference Call

The company will host a conference call on Thursday, July 30, 2015 at 5:00 p.m. ET to review second quarter results and its upward-revised FY2015 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until July 29, 2016.

Summary

(All per-share amounts have been adjusted for the 2-for-1 stock split completed on September 26, 2014.)

(This document includes references to constant-dollar net sales percentage changes, which exclude the effect of changes in foreign currency exchange rates between comparable reporting periods when translating net sales recognized in foreign currencies into U.S. dollars.)

Several significant factors affected the company’s second quarter 2015 financial results, financial position and comparisons to second quarter 2014, including:

•	Increased demand for our Spring products within our U.S. wholesale and direct-to-consumer businesses;
•	Expansion of our global direct-to-consumer (DTC) channels;
•	Inclusion of financial results from the prAna business, which was acquired on May 30, 2014;
•	Effects of a significantly stronger U.S. dollar against the Euro, Canadian dollar, and Yen;
•	Unfavorable effects of the extremely competitive and promotional Korean outdoor market; and
•	Increased operating costs associated with personnel and information technology investments.

In addition, three specific events that occurred in 2014 affected the quarter-over-quarter comparisons:

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Approximately $14.0 million of North American wholesale shipments were accelerated into the first quarter of 2014 at the request of certain customers in order to mitigate risks associated with the company’s U.S. ERP implementation in early April 2014.

•	A non-recurring tax benefit of $5.6 million, or $0.08 per diluted share, was recorded in the second quarter of 2014, reflecting the resolution of specific uncertain tax positions.

•	Approximately $3.4 million of acquisition costs related to the purchase of prAna Living LLC were incurred in the second quarter of 2014 (approximately $2.1 million, or $0.03 per share, net of tax).

These factors are reflected in the financial results reported herein except where specifically noted otherwise.

Second quarter consolidated net sales increased $56.0 million, or 17 percent (21 percent constant-dollar), to a second-quarter record $380.2 million, including incremental prAna brand net sales of $20.6 million.

Gross margin expanded approximately 70 basis points to a second-quarter record 45.1 percent of sales. Selling, general & administrative (SG&A) expenses increased $19.3 million, or 12 percent, and represented 47.7 percent of net sales compared with 50.0 percent of net sales in last year’s second quarter.

Second quarter 2015 operating loss totaled $9.0 million, a 47 percent improvement compared to an operating loss of $17.0 million in last year’s second quarter.

First-half operating income of $35.2 million represents a 90 percent improvement over last year’s first-half operating income of $18.5 million.

Operating loss/income for the three and six month periods ended June 30, 2014 included acquisition costs totaling approximately $3.4 million related to the purchase of prAna Living, LLC.

The effective income tax rate for the second quarter of 2015 was 29.2 percent, compared to 60.4 percent for the second quarter of 2014. During the second quarter of 2014, we recorded a non-recurring tax benefit of $5.6 million, or $0.08 per share, mentioned above.

Second quarter net loss totaled $6.5 million, or $(0.09) per share, comparable to second quarter 2014 net loss of $6.3 million, or $(0.09) per share.

First-half net income of $19.9 million, or $0.28 per diluted share, represents a 25 percent improvement over last year’s first-half net income of $15.9 million, or $0.23 per diluted share.

Net income or loss for the three and six month periods ended June 30, 2014 included the $0.08 per diluted share non-recurring tax benefit mentioned above, and acquisition costs totaling approximately $2.1 million net of tax, or $(0.03) per diluted share, related to the purchase of prAna Living, LLC.

Our upward-revised 2015 financial outlook anticipates:

•	low-double-digit percentage increase in net sales (mid-teen constant-dollar);
•	high-teen percentage increase in operating income compared with 2014, generating anticipated operating margin of approximately 10.3 percent;
•	an effective tax rate of approximately 28.0 percent; and
•	net income of approximately $160 million to $168 million, or $2.25 to $2.35 per diluted share, representing an approximate 17 percent to 22 percent increase over 2014 net income.

The Updated 2015 Financial Outlook section beginning on page 6 below contains a more detailed discussion of the factors contributing to this outlook and includes comparisons of anticipated 2015 and actual 2014 operating results.

Second Quarter Financial Results

(All comparisons are between second quarter 2015 and second quarter 2014, unless otherwise noted.)

The second quarter is the company’s smallest revenue quarter, historically accounting for a mid-teens percentage of annual net sales. As a result, year-over-year regional, brand and category net sales comparisons often produce large percentage variances in relation to the prior year’s comparable period due to the small base of comparison and shifts in the timing of shipments which, when coupled with the company’s fixed cost structure, can have an amplified effect on operating results.

Net Sales

Consolidated net sales increased 17 percent (21 percent constant-dollar) to a second-quarter record $380.2 million, including incremental prAna brand net sales of $20.6 million. First-half 2015 consolidated net sales increased 15 percent (19 percent constant-dollar), to $859.2 million, including $57.7 million of incremental net sales from prAna, compared to the first half of 2014.

Regions

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U.S. net sales increased 45 percent, to $212.1 million, driven by increased wholesale and direct-to-consumer (DTC) sales, including $19.0 million of incremental prAna net sales. The increase in wholesale sales primarily reflected increased advance orders, as well as stronger at-once demand driven by favorable sell-through across U.S. wholesale channels. The quarter-over-quarter comparison also benefited from a timing shift of approximately $12.0 million of advance Spring 2014 U.S wholesale orders originally scheduled for shipment during the second quarter of 2014 which, at the request of certain customers, were shipped in the first quarter of 2014 in order to mitigate risks associated with the company’s U.S. ERP implementation in early April 2014. The company operated 95 U.S. retail stores (76 outlet, 19 branded) during the second quarter of 2015, compared with 79 stores (66 outlet, 13 branded) during the same period in 2014, plus 5 branded ecommerce sites.

•

Net sales in the LAAP region increased 1 percent (7 percent constant-dollar) to $97.0 million, including $0.3 million in incremental prAna net sales. A net sales increase in China driven by higher off-price and ecommerce sales was largely offset by net sales declines in Korea, the effect of timing shifts in shipments of advance orders to LAAP distributors, and net sales declines in Japan. The net sales decline in Korea, reflected continued business weakness amid the extremely competitive and promotional conditions in the outdoor sector in that country. Although net sales in Japan decreased at a high-single digit rate on a GAAP basis, they grew at a high-single-digit rate on a constant-dollar basis.

•

Net sales in the EMEA region decreased 18 percent (11 percent constant-dollar) to $59.8 million, including $0.3 million of incremental prAna net sales. Net sales to EMEA distributors decreased more than 20 percent, primarily reflecting decreased advance Fall 2015 shipments to our Russian distributor, where challenging economic conditions persist. Although Europe-direct net sales decreased at a mid-single-digit rate on a GAAP basis, they grew at a high-teen rate on a constant-dollar basis.

•

Net sales in Canada increased 27 percent (43 percent constant-dollar), to $11.3 million, including $1.0 million of incremental prAna net sales. The sales growth reflected increased wholesale and DTC sales. The comparison was also favorably affected by an approximately

$2.0 million timing shift out of last year’s second quarter to mitigate risks associated with the company’s April 2014 U.S. ERP implementation.

Brands

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Columbia brand net sales increased 12 percent to $325.1 million (16 percent constant-dollar), primarily driven by growth in the U.S., partially offset by lower net sales to EMEA distributors, primarily reflecting difficult economic conditions in Russia.

•	prAna sales totaled $26.1 million, including $20.6 million of incremental net sales.
•	Sorel brand net sales increased 43 percent to $4.3 million, primarily reflecting increased sales in the U.S.
•	Mountain Hardwear brand net sales decreased 3 percent to $21.2 million.

Product Categories

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Global Apparel, Accessories & Equipment net sales increased 18 percent (21 percent constant-dollar) to $310.2 million, primarily due to increased U.S. Columbia brand net sales, and $20.6 million of incremental prAna brand net sales.

•	Global Footwear net sales increased 14 percent (21 percent constant-dollar) to $70.0 million, consisting primarily of higher Columbia and Sorel brand net sales in the U.S.

Gross Margin

Second quarter 2015 gross margins expanded 70 basis points to a second-quarter record 45.1 percent, primarily reflecting:

•	a lower mix of sales to international distributors, which carry lower gross margins than wholesale and direct to consumer channels;
•	selective price increases; and
•	improved gross margin in our direct-to-consumer business;

partially offset by:

•	increased promotional activity and inventory provisions in our Korea subsidiary; and
•	unfavorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

Second quarter 2015 SG&A expense increased $19.3 million, or 12 percent, to $181.5 million, or 47.7 percent of net sales, compared to 50.0 percent of net sales in last year’s second quarter.

The increase was primarily the result of:

•	increased expenses related to the company’s expanding DTC operations;
•	increased personnel expenses to support business growth;
•	incremental costs associated with prAna; and
•	increased demand creation expense;

partially offset by:

•	favorable foreign currency translation.

Operating Income/Loss

Consolidated operating loss totaled $9.0 million, or (2.4) percent of net sales, a 47 percent improvement compared with second quarter 2014 operating loss of $17.0 million, or (5.2) percent of net sales.

Consolidated operating income through the first half of 2015 totaled $35.2 million, a 90 percent increase over operating income of $18.5 million for the same period last year. Operating loss/income for the three and six month periods ended June 30, 2014 included acquisition costs totaling approximately $3.4 million related to the purchase of prAna Living, LLC.

Income Tax Benefit

The effective income tax rate was 29.2 percent, compared to 60.4 percent for the second quarter of 2014, which included a non-recurring tax benefit of $5.6 million, or $0.08 per share, primarily due to the favorable impact resulting from resolution of specific uncertain tax positions.

Net Income/Loss

Consolidated net loss totaled $6.5 million, or $(0.09) per share, comparable to the net loss of $6.3 million, or $(0.09) per share, in the second quarter of 2014.

Through the first half of fiscal year 2015, consolidated net income, including accretion from the prAna brand, totaled $19.9 million, or $0.28 per diluted share, an increase of 25 percent over last year’s first-half net income of $15.9 million, or $0.23 per diluted share.

Net income or loss for the three and six month periods ended June 30, 2014 included the non-recurring tax benefit of $5.6 million, or $0.08 per diluted share, noted above, and acquisition costs totaling approximately $2.1 million net of tax, or $(0.03) per diluted share, noted above.

Balance Sheet

At June 30, 2015, cash and short-term investments totaled $417.5 million, compared to $394.4 million at the same time last year. At June 30, 2015, approximately 55 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at June 30, 2015 totaled $198.3 million, a 3 percent decrease on a 17 percent net sales increase. Consolidated Days Sales Outstanding (DSO) at June 30, 2015 stood at 47 days, a decrease of 10 days compared with June 30, 2014.

Consolidated inventories at June 30, 2015 totaled $581.0 million, an increase of 27 percent compared with June 30, 2014. This growth was in line with our expectation and resulted from earlier production of Fall 2015 inventory that was in-transit or on-hand to meet earlier requested delivery of increased Fall 2015 advance wholesale orders, and to support our expanded North American direct-to-consumer business. We expect inventory growth to return to levels more comparable to anticipated sales growth as we move through the second half of the year.

Year-to-Date 2015 Cash Flow

Net cash provided by operations in the first half of 2015 was $24.1 million, compared to $63.0 million in the first half of 2014.

Capital expenditures totaled $28.4 million, compared to $25.0 million in the first half of 2014. Capital expenditures were concentrated in the company’s expanded DTC operations, corporate facilities projects, as well as investments in the company’s ongoing global ERP system implementation and related projects.

The company paid quarterly cash dividends of $21.1 million during the first half of 2015 and repurchased approximately 259,000 shares of common stock for an aggregate purchase price of approximately $14.5 million. Approximately $229.0 million remains available under the current repurchase authorization.

Regular Quarterly Cash Dividend

At its regular board meeting on July 24, 2015, the board of directors authorized a regular quarterly cash dividend of $0.15 per share, payable on September 3, 2015 to shareholders of record on August 20, 2015.

Upward-Revised 2015 Financial Outlook

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Advance wholesale orders typically generate a significant portion of our annual sales and, as such, are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year sales and profitability may be materially affected by unfavorable weather patterns and other factors which affect consumer demand and lead to higher-than anticipated cancellations of advance wholesale orders and lower reorders by our wholesale customers, and/or by lower-than-projected sales through our DTC channels, particularly during the fourth quarter.

We are facing macro-economic, competitive, and/or geopolitical uncertainty in certain markets, most notably in Russia, Korea, and China, making it more difficult to forecast our sales and profitability in those markets. In addition, the U.S. dollar has strengthened significantly during the past year against the Canadian dollar, Japanese Yen, and Euro.

Taking the above factors into consideration, and assuming macro and market conditions in key markets do not worsen, we expect 2015 net sales and profitability comparisons with 2014 to be driven by the following major factors:

•	net sales growth in the Columbia and Sorel brands across our U.S., Canadian, and European wholesale channels;
•	continued growth of our brick-and-mortar and e-commerce DTC sales in North America, including the planned addition of 14 new stores in the U.S. and 1 new store in Canada;
•	financial results of the prAna business, which was acquired on May 30, 2014;
•	difficult economic and/or competitive environments in certain key international markets particularly Russia, Korea, and China; and
•	effects of changes in foreign currency exchange rates on sales, gross margin and operating income.

Our upward-revised fiscal year 2015 outlook assumes:

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A low double-digit percentage increase in global net sales compared to 2014 (mid-teen percentage growth on a constant-dollar basis), including approximately $56.0 million of incremental prAna sales recognized during the January – May period.

•

High-teen percentage growth in operating income, generating operating margin of approximately 10.3 percent, compared with operating income of $198.8 million, and operating margin of 9.5 percent, in 2014.

•

Net income after non-controlling interest of approximately $160 million to $168 million, or approximately $2.25 to $2.35 per diluted share, representing an increase of approximately 17 percent to 22 percent compared with net income of $137.2 million, or $1.94 per diluted share, in 2014.

•	Second-half 2015 net income to be fairly evenly split between the third and fourth quarters.

The above projections are based on the following expectations:

•	mid-twenty percent growth in the U.S. business, driven by organic growth in the Columbia and Sorel brands, plus incremental contributions and growth in the prAna brand;
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high-twenty percent constant-dollar growth in Canada translating into low double-digit percentage growth in U.S. dollars, driven by the Columbia and Sorel brands, plus incremental contributions and growth in the prAna brand;

•

low-double-digit percentage declines in the EMEA region, consisting of approximately 20 percent constant-dollar growth in our European-direct markets translating into low-single-digit percentage growth in U.S. dollars, more than offset by reduced orders from our Russian distributor in response to severe currency devaluation and adverse economic conditions in that country; and

•

mid-single-digit percentage declines in the LAAP region, consisting of a high-teen percentage constant-dollar decline in Korea translating into a low-twenties percentage decline in U.S. dollars, high-single-digit percentage constant-dollar growth in Japan translating into a high-single-digit percentage decline in U.S. dollars, high 20-percent growth in our LAAP distributor business, and China net sales essentially equal to last year.

•	Gross margin expansion of approximately 50 basis points compared with 2014, reflecting:
o	lower provisions for excess inventory, primarily in Korea; and
o	a higher proportion of DTC net sales with a corresponding lower proportion of lower gross margin distributor net sales;

partially offset by:

o	unfavorable foreign currency hedge rates; and
o	a higher proportion of lower gross margin close-out product sales in Korea.

•

SG&A expense growth rate slightly lower than anticipated consolidated net sales growth, resulting in approximately 30 basis points of SG&A leverage. The increase in projected SG&A expenses consists primarily of:

o	increased expenses to support continued global DTC expansion and operations;
o	increased personnel expenses;
o	increased demand creation spending, which is anticipated to increase to approximately 5.4 percent of 2015 net sales compared with 5.2 percent of 2014 net sales;
o	incremental SG&A expenses related to a full year of prAna’s operations;
o	increased SG&A expenses within China, primarily associated with transitioning into the JV administrative support functions previously provided by our China JV partner; and

o	increased expenses related to ongoing information technology initiatives;

partially offset by:

o	favorable foreign currency exchange translation, resulting from a stronger U.S. dollar.

•	Licensing income of approximately $7.5 million.

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An estimated full-year effective tax rate of approximately 28.0 percent. The actual rate could differ based on the geographic mix of pre-tax income, and other discrete events that may occur during the year.

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An unfavorable impact of approximately $(0.11) on full year 2015 earnings per share due to changes in currency exchange rates, comprising lower gross margins within our foreign subsidiaries as a result of increased costs of inventory, and to a lesser degree the translation of net income.

•	2015 capital expenditures of approximately $75 million, comprising investments in DTC business expansion, project-based and maintenance capital, information technology, and corporate facilities.

Our international distributor businesses went live on our ERP system in May 2015, joining our North American wholesale business and the majority of our global supply chain operations on the new platform. Operations representing approximately 70 percent of the company’s business are now on the new platform. We expect our continuing ERP investments to enable improved supply chain efficiencies and better inventory utilization, which will positively impact operating cash flow and gross margins over time.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses and leverage, licensing income, operating income, operating margins, earnings per share, tax rates, projected growth in brands and global direct-to-consumer businesses, expected results by region, anticipated seasonality,  planned implementation of, and continuing investments in our new ERP and related benefits, expectations regarding macro and market conditions, inventory, capital expenditures, foreign currency exchange rates and translation effects, and net income.  Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K.  Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: labor strikes or work delays at ports, causing disruption to our ability to timely import products; loss of key customer accounts; our ability to effectively implement information technology systems, infrastructure, and business process initiatives; the effects of unseasonable weather; unfavorable economic conditions generally, the financial health of our customers, and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax policies and rates; risks inherent in doing business in foreign markets; effects of currency exchange rates; our ability to attract and retain key employees; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; unforeseen increases and volatility in the cost of raw materials; our reliance on product innovations; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber attacks, or military activities around the globe; and our ability to establish and protect our intellectual property.  The company cautions that forward-looking statements are inherently less reliable than historical information.  The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations.  New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

©Columbia Sportswear Company 2015